CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Intelligent Communication Enterprise Corporation ("the Company," formerly Mobiclear Inc., a development stage enterprise) of our report dated April 9, 2009, on our audit of the consolidated balance sheet of the Company as of December 31, 2008, and the related consolidated statements of operations, stockholders' deficiency and comprehensive loss, and cash flows for the year ended December 31, 2008, and for the period from December 2, 2005 (date of the development stage) through December 31, 2008. The Company's financial statements for the period from December 2, 2005 (date of the development stage) through December 31, 2007, were audited by other auditors. Our opinion, insofar as it relates to the amounts included for such prior periods, is based solely on the report of such other auditors.

Our report, dated April 9, 2009, contains an explanatory paragraph that states that the Company has not generated revenues or positive cash flows from operations and has an accumulated deficit at December 31, 2008. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ PETERSON SULLIVAN LLP

January 12, 2010

Seattle, Washington